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EXHIBIT 4.12

                         ADDENDUM TO FIRST AMENDMENT TO
             8% SECURED CONVERTIBLE DEBENTURE DUE FEBRUARY 28, 2002

         THIS ADDENDUM TO FIRST AMENDMENT TO 8% SECURED CONVERTIBLE DEBENTURE DUE FEBRUARY 28, 2002 (this "Addendum") is made and effective as of September 24, 2001, by and between BIOGAN INTERNATIONAL, INC., a Delaware corporation (the "Company"), and THOMSON KERNAGHAN & CO., LIMITED, a Canadian limited liability company (the "Holder").

                                 R E C I T A L S

         A. Effective as of September 24, 2001, the Company and the Holder entered into the First Amendment to 8% Secured Convertible Debenture due February 28, 2002 ("First Amendment").

         B. The Company and the Holder desire to add an additional term to the First Amendment on the terms and conditions set forth herein.

                                A G R E E M E N T

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants set forth herein and in the First Amendment, the parties hereto do hereby agree as follows:

         1.       Amendment to Section 4E of the Debenture.
                  ----------------------------------------

                  The first sentence of Section 4E of the Debenture is hereby amended and restated to read in its entirety as follows:

                  "E. Notwithstanding any other provision hereof, of the Warrants, of any of the other Transaction Agreements (as those terms are defined in the Securities Purchase Agreement) or of the Company's Amended Certificate of Designations of Series A Convertible Preferred Stock, in no event (except (i) with respect to an automatic conversion, if any, of a Debenture as provided in the Debentures, (ii) as specifically provided in this Debenture as an exception to this provision, or (iii) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock) shall the Holder be entitled to convert all or any portion of this Debenture or to convert all or any shares of Series A Convertible Preferred Stock (and the Company shall not have the right to pay interest on this Debenture in shares of Common Stock) to the extent that, after such conversion, the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock that may be deemed beneficially owned through the ownership of the unconverted portion of the Debentures or unconverted shares of Series A Convertible Preferred Stock), and (2) the number of shares of Common Stock issuable upon conversion of the Debentures or Series A Convertible Preferred Stock or upon exercise of the Warrants with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such conversion or exercise).


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         2.       Miscellaneous.
                  -------------

                  (a) All other terms and provisions of the Debenture and the First Amendment not expressly modified by this Addendum shall remain in full force and effect; provided, however, that to the extent any provisions of the Debenture, the First Amendment or any of the other Transaction Agreements (as defined in the Securities Purchase Agreement) are in conflict with the provisions of this Addendum, the provisions of this Addendum shall control.

                  (b) This Addendum, along with the Debenture, the other Transaction Agreements and the First Amendment to Registration Rights Agreement, shall constitute and contain the complete understanding and agreement of the parties hereto, and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements, whether written or oral, between the parties with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties have executed this Addendum to be effective as of September 24, 2001.

Dated: October 3, 2001                          BIOGAN INTERNATIONAL, INC.


                                                By: /S/ G. Laverdiere
                                                    ----------------------------
                                                    Its: President
                                                         -----------------------



Dated: October 3, 2001                          THOMSON KERNAGHAN & CO., LIMITED


                                                By: /S/ Gregg Badger
                                                    ----------------------------
                                                    Its: Sr. VP & Director
                                                         -----------------------